EXHIBIT 4.5

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”), dated as of  December 12, 2008, by and among SignPath Pharma, Inc., a Delaware corporation (the “Company”), and each subscriber identified on the signature page hereto (each a “Subscriber” and collectively the “Subscribers”).

Whereas, the Company proposes to offer for sale in a private placement solely to “accredited investors” (the “Offering”), up to 1,000 units (“Units”), at a price of $1,000 per Unit (the “Unit Purchase Price”), each Unit consisting of one share of the Company’s Series A Convertible Preferred Stock, $.10 par value (“Preferred Stock”), and a warrant (the “Warrant”) to purchase 1,177 shares of the Company’s common stock, $.001 par value, (the “Common Stock”), pursuant to the terms and conditions set forth herein and in the Confidential Private Placement Memorandum, dated May 28, 2008 (the “Memorandum”) (the Units, Preferred Stock, Warrants and the Conversion Shares (as defined herein) are collectively referred to herein as the “Securities”), and the Subscriber desires to acquire the number of Units set forth on the signature page hereof;

Whereas, the terms of the Securities offered hereby are identical to the $1,500,000 of Units sold by the Company on November 28, 2008 (the “Series A Preferred I Closing”) pursuant to the Memorandum, a copy of which has been provided to the Subscribers;

Whereas, the Offering includes Units which may be issued upon the exchange of the Bridge Notes (as defined in the Memorandum);

Whereas, Meyers Associates L.P. is acting as placement agent (the “Placement Agent”) for the Offering pursuant to a placement agency agreement (the “Agency Agreement”) by and between the Company and the Placement Agent dated as of May 28, 2008;

Whereas, the Subscriber is delivering simultaneously herewith a completed confidential investor questionnaire (the “Questionnaire”);

Whereas, the Company and the Subscribers are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2), Section 4(6) and/or Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act,” collectively the “Offering Exemption”);

Now, Therefore, in consideration of the mutual covenants and other agreements contained in this Agreement, the Company and the Subscribers hereby agree as follows:

1.  Purchase and Sale of Units.  Subject to the satisfaction of the terms and conditions of this Agreement, each Subscriber hereby irrevocably agrees to purchase the full number of Units in the amount designated on the signature page hereto (the “Subscription Amount”) at the Unit Purchase Price, and the Company shall sell such Units to such Subscribers at the Unit Purchase Price.

2.  Escrow Arrangements; Form of Payment.  Upon execution of this Agreement by the parties and pursuant to the terms of the escrow agreement, entered into between the Company, the Placement Agent and Phillips Nizer LLP (the “Escrow Agent”) (the “Escrow Agreement”), each Subscriber agrees to make the deliveries required of it as set forth herein and in the Escrow Agreement, and the Company agrees to make the deliveries required of it as set forth herein and in the Escrow Agreement. The Subscriber acknowledges and agrees that all subscription amounts will be placed in a non-interest bearing escrow account pending the Closing.

3.  Terms of the Securities.

(a)  Each Warrant shall be in the form attached hereto as Exhibit B, and will be subject to the terms and conditions contained therein; and

(b)  Each share of Preferred Stock will be subject to the terms and conditions contained in the Certificate of Designations in the form attached hereto as Exhibit C.

4.1  Closing.  At the closing of the transactions contemplated herein (the “Closing”), the Subscribers shall purchase, severally and not jointly, and the Company shall issue and sell, in the aggregate, a maximum of 500 Units.  Each Subscriber shall purchase from the Company, and the Company shall issue and sell to each Subscriber, the amount of Units specified on the signature page hereto.  Upon satisfaction of the conditions set forth in Section 4.2 a closing (the “Closing”) will be held as soon as practicable, but no later than January 20, 2009.  All funds held in escrow and not accepted by the Company shall be returned to Subscribers without interest or deduction.  The Closing shall occur, from time to time, on the dates that subscriptions have been received and accepted by the Company and the Placement Agent at the offices of Phillips Nizer LLP, 666 Fifth Avenue, 28th Floor, New York, New York 10103, or such other time and/or location as the parties shall mutually agree.  At each Closing, the conditions of Section 4.2 shall either be satisfied or waived by the appropriate parties.

4.2    Closing Conditions.

(a)  Each Subscriber’s obligations at each Closing are conditioned upon the Company’s fulfillment (or waiver by the Subscriber in its sole discretion) of each of the following events as of the date of each such Closing and the Company’s delivery to such Subscriber and the Placement Agent of:

(i)  this Agreement duly executed by the Company;

(ii)  the Registration Rights Agreement duly executed by the Company, the form of which is attached hereto as Exhibit D;

(iii)  a certificate evidencing ownership of a number of shares of Preferred Stock equal to such Subscriber’s Subscription Amount;

(iv)  a Warrant, registered in the name of such Subscriber, pursuant to which such Subscriber shall have the right to acquire, a number of shares of Common Stock equal to the product of 1,177 and the Subscriber’s Subscription Amount;

(v)   a certificate, signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying that the conditions specified in this paragraph have been fulfilled (or waived in writing) as of the Closing Date;

(vi)  a certificate, signed by the Secretary or an Assistant Secretary of the Company, attaching (i) the Certificate of Incorporation and By-Laws of the Company, (ii) certificates of Good Standing for the state of incorporation and jurisdictions in which it is qualified to do business; and (iii) resolutions passed by its Board of Directors to authorize the transactions contemplated hereby, and certifying that such documents are true and complete copies of the originals and that such resolutions have not been amended or superseded; and

(vii)  opinion of counsel to the Company, Phillips Nizer LLP.

(b)  The Company’s obligations at each Closing are conditioned upon each Subscriber’s delivery to the Company of the following:

(i)  this Agreement duly executed by such Subscriber;

(ii)  readily available funds, deposited and cleared in the escrow account contemplated by the Escrow Agreement, in an amount sufficient to purchase the Subscription Amount;

(iii)  an executed and properly completed Questionnaire; and

(iv)  an executed and properly completed Registration Rights Agreement.

(c)  The representations and warranties of the parties set forth in this Agreement shall be true and correct in all material respects as of each Closing Date as if made on such date (except that to the extent that any such representation or warranty relates to a particular date, in which case such representation or warranty shall be true and correct in all material respects as of that particular date); and

(d)  At each Closing Date, there shall have occurred no material adverse change in the Company’s consolidated business or financial condition since March 31, 2008 as set forth in the Company’s most recent financial statements included in the Private Placement Memorandum.

5.  Subscriber’s Representations and Warranties.  Each Subscriber hereby represents and warrants as of the date hereof and as of the Closing, with regard to itself that:

(a)  Reliance on Exemptions.  The Subscriber acknowledges that the Offering has not been reviewed by the SEC or any state agency because it is intended to be a nonpublic offering exempt from the registration requirements of the 1933 Act and state securities laws.  The Subscriber understands that the Company is relying in part upon the truth and accuracy of, and the Subscriber’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Subscriber set forth herein in order to determine the availability of such exemptions and the eligibility of the Subscriber to acquire the Units.

(b)  Information on Subscriber.  The Subscriber is, and will be at the time of the exercise of the Warrants, an “accredited investor” as defined in Section 2(15) of the 1933 Act and Rule 501 of Regulation D promulgated thereunder. Such Subscriber is not required to be registered as a broker-dealer under Section 15 of the 1934 Act, is experienced in investments and business matters, has previously made investments of a speculative nature, understands that an investment in the Securities involves a high degree of risk, has purchased securities of United States companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Subscriber to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.  The Subscriber, if not a natural person, has the necessary authority to and is duly and legally qualified to purchase and own the Securities. If the Subscriber is natural person, he or she has reached the age of majority in the state in which the Subscriber resides, has adequate means of providing for the Subscriber's current needs and personal contingencies and is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.  The information set forth on the signature page hereto and in such Subscriber’s Questionnaire regarding the Subscriber is accurate.  The sale of the Securities to the Subscriber as contemplated in this Agreement complies with or is exempt from the applicable securities legislation of the jurisdiction of the residence of the Subscriber.

(c)  Investment Purpose.  At Closing, the Subscriber will purchase the Units for its own account for investment purposes only and not as a nominee or agent and not with a view towards or for resale in connection with the distribution of the Securities.

(d)  Risk of Involvement.  The Subscriber recognizes that the purchase of the Units involves a high degree of risk in that:  (i) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Securities; (ii) transferability of the Securities is limited; and (iii) the Company may require substantial additional funds to operate its business and there can be no assurance that the Offering will be completed or that any other funds will be available to the Company, in addition to all of the other risks set forth in the Company’s Memorandum.

(e)  Information.  The Subscriber acknowledges careful review of:  (i) the Memorandum; (ii) this Agreement; (iii) all exhibits, schedules and appendices which are part of the aforementioned documents (collectively, the “Offering Documents”), and hereby represents that:  (A) the Subscriber has been furnished by the Company during the course of this transaction with all information regarding the Company which it has requested; (B) that the Subscriber has been afforded the opportunity to ask questions of and receive answers from duly authorized officers of the Company concerning the terms and conditions of the Offering; and (C) the Subscriber, if it has requested, has been given the opportunity by the Placement Agent to review the Agency Agreement.

(f)  Compliance with Securities Act.  The Subscriber understands and agrees that the Securities are “restricted securities” that have not been registered under the 1933 Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of Subscriber contained herein), and that such Securities must be held indefinitely unless a subsequent disposition is registered under the 1933 Act or any applicable state securities laws or is exempt from such registration.

(g)    No Representations.  The Subscriber hereby represents that, except as expressly set forth in the Offering Documents, no representations or warranties have been made to the Subscriber by the Company or any agent, employee or affiliate of the Company, including the Placement Agent, and in entering into this transaction the Subscriber is not relying on any information other than that contained in the Offering Documents and the results of independent investigation by the Subscriber.  The Subscriber has conducted its own due diligence of the Company and is not relying on the Placement Agent’s diligence.

(h)  Transfer or Resale.  The Subscriber acknowledges that there is no public market for any of the Company’s securities.  The Subscriber understands that Rule 144 (the “Rule”) promulgated under the 1933 Act requires, among other conditions, a one-year holding period prior to the resale (in limited amounts) of securities of a non-reporting issuer acquired in a non-public offering without having to satisfy the registration requirements under the 1933 Act.  The Subscriber understands and hereby acknowledges that the Company is under no obligation to register the Common Stock under the 1933 Act, with the exception of certain registration rights covering the resale of the shares of Common Stock into which the Preferred Stock are convertible and Warrants are exercisable (collectively, the “Conversion Shares”) which were purchased by the Subscriber pursuant to this Agreement set forth in the Registration Rights Agreement.  The Subscriber consents that the Company may, if it desires, permit the transfer of the Securities out of the Subscriber’s name only when the Subscriber’s request for transfer is accompanied by an opinion of counsel reasonably satisfactory to the Company that neither the sale nor the proposed transfer results in a violation of the 1933 Act or any applicable state “blue sky” laws.

(i)  No Hedging Transactions.  The Subscriber hereby agrees not to engage in any Hedging Transaction (as defined herein) until such time as the Conversion Shares, as applicable, have been registered for resale under the 1933 Act or may otherwise be sold in the public market without an effective registration statement under the 1933 Act. “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Company’s Common Stock or any rights, warrants, options or other securities that are convertible into, or exercisable or exchangeable for, Common Stock.

(j)  Shares Legend.  The shares of Preferred Stock issued hereunder shall bear the following or similar legend:

“NEITHER THE SHARES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SIGNPATH PHARMA, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.”

(k)  Warrants Legend.  The Warrants shall bear the following or similar legend:

“NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR REASONABLY ACCEPTABLE TO THE COMPANY TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.”

(l)  Communication of Offer.  The offer to sell the Securities was directly communicated to the Subscriber by the Company or the Placement Agent or any selling group member.  At no time was the Subscriber presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising, or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer. The Subscriber acknowledges that it has a pre-existing personal or business relationship with either the Company, the Placement Agent or any of their officers, directors or controlling persons, of a nature and duration such as would enable a reasonable prudent investor to be aware of the character, business acumen, and general business and financial circumstances of the Company and an investment in the Units.

(m)  Organization; Authority.  If Subscriber is not a natural person, Subscriber is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Offering and otherwise to carry out its obligations thereunder.

(n)  Authority; Enforceability.  This Agreement and other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by the Subscriber and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity; and Subscriber, if not a natural person, has full power and authority necessary to enter into this Agreement and such other agreements and to perform its obligations hereunder and under all other agreements entered into by the Subscriber relating hereto.

(o)  Correctness of Representations.  Each Subscriber represents that the foregoing representations and warranties are true and correct as of the date hereof and, unless a Subscriber otherwise notifies the Company prior to the Closing, shall remain true and correct as of Closing.  The foregoing representations and warranties shall survive the Closing Date for a period of three years.

(p)  No Tax or Legal Advice.  Such Subscriber understands that nothing in this Agreement, any other agreement or any other materials presented to such Subscriber in connection with the purchase and sale of the Units constitutes legal, tax or investment advice and such information may not be used, for the purpose of (i) avoiding tax-related penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any tax-related matters addressed herein.  Such Subscriber has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Units.

(q)  Questionnaire. The Subscriber has completed the accompanying Questionnaire and has delivered it herewith and represents and warrants that it is accurate and true in all respects and that it accurately and completely sets forth the financial condition of the Subscriber on the date hereof. The Subscriber has no reason to expect there will be any material adverse change in its financial condition and will advise the Company of any such changes occurring prior to the closing or termination of the Offering.

(r)   Company Discretion. The Subscriber understands that the Company shall have the right to accept or reject this subscription in whole or in part.  Unless this subscription is accepted in whole or in part by the Company prior to the expiration of the Offering Period (as such term is defined in the Memorandum), this subscription shall be deemed rejected in whole. The Subscriber acknowledges that any delivery to it of this Agreement relating to the Units prior to the determination by the Company of its suitability as a Subscriber shall not constitute an offer of the Units until such determination of suitability shall be made, and the Subscriber hereby agrees that it shall promptly return the Offering Documents to the Company upon request.

(s)  [Intentionally Left Blank]

(t)  Binding Subscription. The Subscriber hereby acknowledges and agrees, subject to any applicable state securities laws that the subscription and application hereunder are irrevocable, that the Subscriber is not entitled to cancel, terminate or revoke this Subscription Agreement and that this Subscription Agreement shall survive the death or disability of the Subscriber and shall be binding upon and inure to the benefit of the Subscriber and his heirs, executors, administrators, successors, legal representatives, and assigns. If the Subscriber is more than one person, the obligations of the Subscriber hereunder shall be joint and several, and the agreements, representations, warranties, and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person and his heirs, executors, administrators, successors, legal representatives, and assigns.

(u)  FINRA Member.  The Subscriber acknowledges that if it is an “associated person” or  Registered Representative of a FINRA member firm, the Subscriber has given such firm notice required by the FINRA’s Rules of Fair Practice, receipt of which must be acknowledged by such firm on the signature page hereof.

6.  Company Representations and Warranties.  The Company represents and warrants to each Subscriber that:

(a)  Due Incorporation.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as currently being conducted.  The Company, as of the date hereof, has no subsidiaries. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, unless the failure to be so qualified or in good standing, as the case may be, would not have or would not reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement or any other document in connection with the Offering, (ii) a material adverse effect on the results of operations, assets, business or financial condition of the Company, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), constituting a “Material Adverse Effect”).

(b)  Capitalization; Ownership of Shares.  The authorized capital stock of the Company consists of 45,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.  As of the date hereof, (i) 11,365,500 shares of Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, and (ii) 1,500 shares of Series A Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights.  Except for the transactions contemplated hereby and as described in the Memorandum, there are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Common Stock or obligating the Company to issue or sell any shares of Common Stock, or any other interest in, the Company. All outstanding shares of capital stock of the Company were issued, sold and delivered in material compliance with all applicable Federal and state securities laws and the similar laws of other foreign jurisdictions as may be applicable.  Except for the holders of the Bridge Notes (as defined in the Memorandum), no person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Offering or otherwise. The issue and sale of the Units will not obligate the Company to issue shares of Common Stock or other securities to any person (other than the Subscribers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

(c)  Authority; Enforceability.  This Agreement and the Securities have been duly authorized, executed and delivered by the Company and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity, and the Company has full corporate power and authority necessary to enter into this Agreement, the Warrants, the Escrow Agreement, the Registration Rights Agreement, and such other agreements and to perform its obligations hereunder and under all other agreements entered into by the Company relating hereto. All corporate action on the part of the Company by its officers, directors and stockholders necessary for the authorization, execution and delivery of, and the performance by the Company of its obligations under this Agreement and the other agreements entered into as contemplated by this Agreement has been taken.

(d)  Consents.  No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company, or over any of its affiliates, the Financial Industry Regulatory Authority (FINRA), Nasdaq, the OTC Bulletin Board nor the Company’s stockholders is required for execution of this Agreement and all other agreements entered into by the Company relating thereto, including, without limitation, the issuance and sale of the Securities, and the performance of the Company’s obligations hereunder and under all such other agreements.

(e)  No Violation or Conflict.  Assuming the representations and warranties of the Subscribers in Section 5 are true and correct, neither the execution and delivery of this Agreement nor the issuance and sale of the Securities nor the performance of the Company’s obligations under this Agreement and all other agreements entered into by the Company relating thereto by the Company will:

(i)  violate, conflict with, result in a material breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or give to others any rights of termination, amendment, acceleration or cancellation under (A) the certificate of incorporation or bylaws of the Company, (B) any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its affiliates (including federal and state securities laws and regulations) or over the properties or assets of the Company or any of its affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its affiliates is a party, by which the Company or any of its affiliates is bound or affected, or to which any of the properties or assets of the Company or any of its affiliates is subject, or (D) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which the Company, or any of its affiliates is a party except the violation, conflict, breach, or default of which would not have a Material Adverse Effect on the Company; or

(ii)  result in the creation or imposition of any lien, charge or encumbrance upon the securities or any of the assets of the Company or any of its affiliates.

(f)  The Securities.  The Securities upon issuance:

(i)  are, or will be, free and clear of any security interests, liens, claims or other encumbrances, subject to restrictions upon transfer under the 1933 Act and any applicable state securities laws;

(ii)  have been, or will be, duly and validly authorized and on the date of issuance will be duly and validly issued, fully paid and nonassessable (and if eventually registered pursuant to the 1933 Act, and resold pursuant to an effective registration statement will be free trading and unrestricted, provided that each Subscriber complies with the prospectus delivery requirements of the 1933 Act and any state securities laws);

(iii)  will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company; and

(iv)  will not subject the holders thereof to personal liability by reason of being such holders.

(g)  Litigation.  There is no pending or, to the knowledge of the Company, threatened action, suit, proceeding inquiry, notice of violation, or investigation before any court, governmental or administrative agency or regulatory body (federal, state, county, local or foreign), or arbitrator having jurisdiction over the Company, or any of its affiliates that would challenge the legality, validity or enforceability of this Agreement and/or the Offering, or otherwise affect the execution by the Company or the performance by the Company of its obligations under this Agreement, and all other agreements entered into by the Company relating hereto.  Except as disclosed in the Offering Documents, there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its affiliates which litigation if adversely determined would have a Material Adverse Effect on the Company.

(h)  Defaults; Permits.  The Company is not in violation of its Certificate of Incorporation or By-Laws.  The Company is (i) not in default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have a Material Adverse Effect on the Company, (ii) not in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters, or (iii) to its knowledge in violation of any statute, rule or regulation of any governmental authority which violation would have a Material Adverse Effect on the Company. The Company possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses other than where the failure to possess such certificates, authorizations or permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has not received any notice or otherwise become aware of any proceedings, inquiries or investigations relating to the revocation or modification of any such certificate, authorization or permit.

(i)  No General Solicitation.  Neither the Company, nor any of its affiliates, nor to the Company’s knowledge, any person acting on its or their behalf, has, directly or indirectly made any offers or sales of any security or solicited any offers to buy any security that would cause the offer of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions. Neither the Company nor any of its affiliates will take any action or steps that would cause the offer of the Securities to be integrated with other offerings if such integration would eliminate the Offering Exemption. Neither the Company nor any of its affiliates, nor to the Company’s knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Units.

(j)  Disclosure.  None of the representations and warranties of the Company appearing in this Agreement nor any information appearing in any of the Offering Documents, when considered together as a whole, contains, or on the Closing will contain any untrue statement of a material fact or omits, or on the Closing will omit, to state any material fact required to be stated herein or therein in order for the statements herein or therein, in light of the circumstances under which they were made, not to be misleading.

(k)  No Undisclosed Liabilities or Events.  The Company has no liabilities or obligations which are material, individually or in the aggregate, which are not disclosed in the Offering Documents, other than those incurred in the ordinary course of the Company’s businesses since March 31, 2008. There has been no event or circumstance that has occurred or exists with respect to the Company or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires disclosure but which has not been so publicly announced or disclosed in the Offering Documents.

(l)  Intellectual Property.  The Company owns, free and clear of claims or rights of any other person, with full right to use, sell, license, sublicense, dispose of, and bring actions for infringement of, or has acquired licenses or other rights to use, all intellectual property necessary for the conduct of its business as presently conducted (other than with respect to “off-the-shelf” software which is generally commercially available and open source software which may be subject to one or more “general public” licenses).  The business of the Company as presently conducted does not, to the Company’s knowledge, infringe or conflict with any patent, trademark, copyright, or trade secret rights of any third parties or any other intellectual property of any third parties. The Company has not received written notice from any third party asserting that any intellectual property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company and, to the Company’s knowledge, there is no valid basis for any such claim (whether or not pending or threatened).  No claim is pending or, to the Company’s knowledge, threatened against the Company nor has the Company received any written notice or other written claim from any person asserting that any of the Company’s present or contemplated activities infringe or may infringe in any material respect any intellectual property of such person, and the Company is not aware of any infringement by any other Person of any material rights of the Company under any intellectual property rights. The Company has taken all steps required in accordance with commercially reasonable business practice to establish and preserve its respective ownership in its intellectual property and to keep confidential all material technical information developed by or belonging to the Company which has not been patented or copyrighted.

(m)  Investment Company Status.  The Company is not, and immediately after receipt of the Final Closing will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

(n)  Taxes.   The Company (i) has prepared in good faith and duly and timely filed all tax returns required to be filed by it or is on a current extension and such returns are complete and accurate in all material respects and (ii) has paid all taxes required to have been paid by it, except for taxes which it reasonably disputes in good faith or the failure of which to pay has not had or would not reasonably be expected to have a Material Adverse Effect. The Company has no any liability with respect to accrued taxes in excess of the amounts that are described as accrued in the most recent financial statements included in the Offering Documents.

(o)  Solvency.  The Company has no knowledge of any facts or circumstances which lead it to believe that it will be required to file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction and has no present intention to so file.

(p)  Transactions with Interested Persons. Except as described in the Offering Memorandum,  no officer, director, employee or affiliate of the Company is or has taken any steps to become a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(q)  No Other Agreements.  The Company has not, directly or indirectly, entered into any agreement with or granted any right to any Subscriber relating to the terms or conditions of the transactions contemplated by this Agreement or the other Offering Documents except as expressly set forth therein.

(r)  Correctness of Representations.  The Company represents that the foregoing representations and warranties are true and correct as of the date hereof in all material respects.  The foregoing representations and warranties shall survive until one year after the Closing Date.

7.  Regulation D Offering.  This Offering is being made pursuant to the exemption from the registration provisions of the 1933 Act afforded by Section 4(2) or Section 4(6) of the 1933 Act and/or Rule 506 of Regulation D promulgated thereunder.

8.  Reissuance of Securities.  The Company agrees to reissue certificates representing the Conversion Shares without the legends set forth in Sections 5(j) and 5(k) above, (a) at such time as the holder thereof is permitted to dispose of the Securities without volume or manner of sale restrictions pursuant to Rule 144 under the 1933 Act in the opinion of counsel reasonably satisfactory to the Company, or (b) upon resale subject to an effective registration statement after the resale of the shares of Common Stock underlying the Preferred Stock and the Warrants is registered under the 1933 Act.  The Company agrees to cooperate with each Subscriber in connection with all resales pursuant to Rule 144 and to provide legal opinions at the Company’s expense necessary to allow such resales provided the Company and its counsel receive reasonably requested written representations from each Subscriber and its selling broker, if any.

9.  FINRA Member Firm Compensation.  The Company on the one hand, and each Subscriber on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any persons claiming brokerage commissions other than Meyers Associates L.P. on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby and arising out of such party’s actions.  As set forth in the Memorandum, the Company shall pay the Placement Agent a sales commission of 10% of the gross proceeds from the sale of Units plus a 3% non-accountable expense allowance.  The Placement Agent will also receive warrants to purchase 15% of the Units sold in the Offering.  The Company will pay the Placement Agent a cash fee equal to 10% of its total cash proceeds received from the exercise of Warrants solicited by the Placement Agent.

10.  Covenants of the Company.  At all times shares of Preferred Stock remain outstanding, the Company covenants and agrees with the Subscribers as follows:

(a)  Reservation of Common Stock.  The Company undertakes to reserve from its authorized but unissued common stock, at all times Warrants and shares of Preferred Stock remain outstanding, a number of Conversion Shares equal to the amount of Common Stock issuable upon exercise of the Warrants and the conversion of the Preferred Stock.

(b)  Confidentiality.  Subject to being named in the Company’s SEC filings as contemplated by the Registration Rights Agreement, the Company agrees that it will not disclose publicly or privately the identity of any Subscriber unless expressly agreed to in writing by that Subscriber or only to the extent required by law.

(c)  Reporting Requirements.  The Company will (i) cause its Common Stock to become registered under Section 12(b) or 12(g) of the 1934 Act following the completion of the Offering, (ii) comply in all respects with its reporting and filing obligations under the 1934 Act, (iii) comply with all reporting requirements that are applicable to an issuer with a class of shares registered pursuant to Section 15(d) of the 1934 Act, as applicable, and (iv) comply with all requirements related to any registration statement filed pursuant to this Agreement.  The Company will use its best efforts not to take any action or file any document (whether or not permitted by the 1933 Act or the 1934 Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said acts.  Until the earlier of the resale of the Shares, and shares of Common Stock underlying the Shares and the Warrants by each Subscriber or at least two (2) years after the Shares have been converted and the Warrants have been exercised, the Company will use reasonable efforts to continue the listing or quotation of the Common Stock on the Principal Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market.

(d)  Stop Orders.  Following effectiveness of the Registration Statement, the Company will advise the Subscribers, promptly after it receives notice of issuance by the SEC, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the Common Stock of the Company for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

(e)  Use of Proceeds.  The proceeds received by the Company in the Offering will only be used by the Company for working capital and research and development towards filing an IND to commence clinical trails.  The Company is debt free as of the date hereof and no proceeds shall be used for the repayment of debt.

(f)  Taxes.  The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all material lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Company will pay all such material taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

(g)  Insurance.  The Company is or will be insured by insurers of recognized financial responsibility against such material losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged. The Company has no current reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.  The Company will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in the Company’s line of business, in amounts sufficient to prevent the Company from becoming a co-insurer and not in any event less than 100% of the insurable value of the property insured; and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and to the extent available on commercially reasonable terms.

(h)  Books and Records.  The Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

(i)  Governmental Authorities.  The Company shall duly observe and conform in all material respects to all valid requirements of governmental authorities relating to the conduct of its business or to its properties or assets.

(j)  Properties.  The Company will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and the Company will at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such material provision could reasonably be expected to have a Material Adverse Effect.

11.  Covenants of the Company and Subscriber Regarding Indemnification.

(a)  The Company agrees to indemnify, hold harmless, reimburse and defend the Subscribers, the Subscribers’ officers, directors, agents, affiliates, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Subscriber or any such person which results, arises out of or is based upon (i) any material misrepresentation by Company or breach of any warranty by Company in this Agreement or in any Exhibits or Schedules attached hereto, or other agreement delivered pursuant hereto; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Company of any covenant or undertaking to be performed by the Company hereunder, or any other agreement entered into by the Company and Subscriber relating hereto.

(b)  Each Subscriber agrees to indemnify, hold harmless, reimburse and defend the Company and each of the Company’s officers, directors, agents, affiliates, control persons, and principal shareholders against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Company or any such person which results, arises out of or is based upon (i) any material misrepresentation by such Subscriber in this Agreement or in any Exhibits or Schedules attached hereto, or other agreement delivered pursuant hereto; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by such Subscriber of any covenant or undertaking to be performed by such Subscriber hereunder, or any other agreement entered into by the Company and Subscribers relating hereto.

12.  Miscellaneous.

(a)  Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be either (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, electronic mail, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, or (c) upon acknowledgment of by the recipient of receipt by electronic mail, whichever shall first occur.  The addresses for such communications shall be:

(i) if to the Company, to:	SignPath Pharma, Inc.
1375 California Road
Quakertown, Pennsylvania 18951
Attention: Dr. Lawrence Helson
Tel: (267) 772-0107
Email: lhelson@signpathpharma.com

With a copy to:	Phillips Nizer LLP
666 Fifth Avenue
New York, N.Y. 10103
Attention: Elliot H. Lutzker, Esq.
Email: elutzker@phillipsnizer.com
Fax: (212) 262-5152

(ii) if to the Subscribers,	to the address and facsimile number indicated on the signature pages hereto

With a copy to:	Meyers Associates, L.P.
45 Broadway, 2nd Floor
New York, N.Y. 10006
Tel: (212) 742-4200
Email: rkhan@meyersassociateslp.com
Fax: (212) 742-4222

(b)  Entire Agreement.  This Agreement and other documents delivered in connection herewith represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.  Neither the Company nor the Subscribers have relied on any representations not contained or referred to in this Agreement and the documents delivered herewith, except as contained in the Reports.

(c)  Assignment.  No right or obligation of any party may be assigned by that party without the prior written consent of all other parties.  This Agreement will be binding on the successors and assigns of all parties hereto.

(d)  Counterparts.  This Agreement may be executed by facsimile transmission, and in counterparts, all of which together will be deemed one original.

(e)  Law Governing this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.  All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such action, such action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

(f)  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(F).

(g)  Severability.  In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(g)  Headings.  All headings contained herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

[Signature page to follow]

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

In Witness Whereof, the parties have entered into this Agreement as of the date first written above.

SignPath Pharma, Inc.,
a Delaware corporation

By:
Dr. Lawrence Helson
Chief Executive Officer

Name of Subscriber:  ______________________________________________________

Name of Authorized Signatory (if different from Subscriber):______________________

Title of Authorized Signatory: _______________________________________________

Signature of Authorized Signatory or Subscriber:________________________________

EIN or Social Security Number: _____________________________________________

Email Address of Subscriber:________________________________________________

Facsimile Number of Subscriber:_____________________________________________

Address for Notice to Subscriber:

Address for Delivery of Securities for Subscriber (if not same as address for notice):

Subscription Amount: $____________

Units:  ______________

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Escrow Agreement

Exhibit B	Form of Warrant

Exhibit C	Form of Certificate of Designations

Exhibit D	Form of Registration Rights Agreement

Exhibit E	Private Offering Memorandum dated May 28, 2008